Exhibit 5.1

Suite 704, 595 Howe Street, Box 35 Vancouver, BC, Canada V6C 2T5 Telephone: (604) 687-5792 Fax: (604) 687-6650
Stephen F.X. O’Neill* Alan H. Finlayson Charles C. Hethey* Maryna M. O’Neill* Angie Ko*	Michael F. Provenzano Christian I. Cu* Brian S.R. O’Neill* Vladislav V. Ioukhyma*

File #220099

October 11, 2023

SEKUR PRIVATE DATA LTD.

First Canadian Place,
100 King Street West, Suite 5600,
Toronto, ON, Canada, M5X 1C9

Dear Sirs/Mesdames:

RE:	SEKUR PRIVATE DATA LTD. (the “Company”)
- Registration Statement on Form F-1

We have acted as Canadian legal counsel Sekur Private Data Ltd., a British Columbia corporation (the “Company”), in connection with the Company’s Registration Statement on Form F-1 originally filed on September 16, 2022 (as amended and supplemented from time to time, the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the offering (the “Offering”) for sale to Maxim Group LLC (the “Underwriters”) of units (each, a “Unit”), each Unit consisting of one common share without par value per share in the capital of the Company (each, a “Common Share” and the Common Shares sold as part of the Units, the “Unit Shares”) together with a warrant to purchase one Common Share (each, a “Warrant”, and the Warrants sold as part of the Units, the “Warrants Units”) at an offering price to be determined by the Company and the Underwriters (the “Offering Price”).

The Company has granted the Underwriters a 45-day over-allotment option, exercisable one or more times in whole or in part, to purchase up to an additional 15% of the common shares sold as part of the Units sold in the Offering (the “Option Shares”), and/or Warrants to purchase up fifteen percent (15%) of the Warrants sold as part of the Units sold in the Offering (the “Option Warrants” and, collectively with the Option Shares, the “Option Securities”), which may be purchased in any combination of Option Shares and/or Option Warrants at the Share Purchase Price and/or Warrant Purchase Price, respectively.

Northwest Law Group is an association of independent lawyers, law corporations and a limited liability partnership of law corporations.
*Practicing through O’Neill Law LLP. O’Neill Law LLP has lawyers licensed to practice in the Province of British Columbia and Arizona, Nevada, New York and Washington States

For the purposes of our opinion below, we have relied solely on:

i.	Resolutions of the Company’s board of Directors dated October 11, 2023 (the “Resolutions”);

ii.	a certificate of an officer of the Company (the “Officer’s Certificate”) dated the date hereof certifying the Resolutions, the Certificate of Incorporation, Notice of Articles and Articles of the Company;

iii.	a certificate dated October 11, 2023, (the “Certificate of Good Standing”) issued pursuant to the Business Corporations Act (British Columbia) (the “BCBCA”) relating to the Company;

iv.	the draft forms of certificate representing the Warrants (collectively, the “Warrant Certificate”).

Whenever our opinion refers to shares of the Company whether issued or to be issued, as being “fully paid and non-assessable”, such opinion indicates that the holder of such shares will not be liable to contribute any further amounts to the Company by virtue of its status as a holder of such shares, either in order to complete payment for the shares or to generally satisfy claims of creditors of the Company. No opinion is expressed as to actual receipt by the Company of the consideration for the issuance of such shares or as to the adequacy of any consideration received. We have also assumed that the form of certificate representing the Underwriter’s Warrants will be in substantially the form provided to us as an exhibit to the Underwriting Agreement.

We have also examined and relied upon such other documents as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed, including, without limitation, a draft copy of the Underwriting Agreement. We have assumed the genuineness of all signatures, the legal capacity at all relevant times of any individual signing such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies or facsimiles (including scanned copies provided by email), and the authenticity of the originals of such certified or photostatic copies or facsimiles and the truth and accuracy of all corporate records of the Company and certificates of officers provided to us by the Company.

We are solicitors qualified to practice law in the Province of British Columbia and we express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any jurisdiction, other than the laws of the Province British Columbia and the laws of Canada applicable therein. The opinions herein are based on the laws of the Province of British Columbia and the laws of Canada applicable therein in effect on the date hereof.

The opinions expressed below are given as of the date of this letter and are not prospective. We disclaim any obligation to advise the addressees or any other person of any change in law or any fact which may come or be brought to our attention after the date of this letter. In rendering the opinion expressed in paragraph 1 hereof, we have relied exclusively and without independent investigation upon the Certificate of Good Standing, which we assume continues to be accurate on the date hereof. Our opinions expressed in paragraphs 2 through 5 hereof are subject to the qualification that all necessary corporate action will have been taken in accordance with the BCBCA to duly authorize the issuance, sale and delivery of the applicable Securities including, without limitation, to set the issue price therefor.

Other than our review of the Resolutions and the Officer’s Certificate, we have not undertaken any special or independent investigation to determine the existence or absence of any facts or circumstances on which our opinions herein are based, and no inference as to our knowledge of the existence of such facts or circumstances should be drawn merely from our representation of the Company.

Based and relying upon the foregoing, and subject to the assumptions and qualifications expressed above and below, we are of the opinion that:

1.	the Company was duly incorporated as a company under the laws of the Province of British Columbia, is a valid and existing company and is, with respect to the filing of annual reports, in good standing;

2.	upon full receipt of payment of the issue price of the Unit Shares and the issuance thereof, the Unit Shares will be validly issued as fully paid and non-assessable common shares in the capital of the Company;

3.	upon full receipt of payment of the issue price of the Option Shares and the issuance thereof, the Option Shares will be validly issued as fully paid and non-assessable common shares in the capital of the Company;

4.	The Common Shares issuable upon exercise of the Unit Warrants have been duly authorized and, when issued and paid for upon exercise of the Unit Warrants as contemplated by the Unit Warrants, will be validly issued, fully paid, and non-assessable common shares in the capital of the Company; and

5.	The Common Shares issuable upon exercise of the Option Warrants have been duly authorized and, when issued and paid for upon exercise of the Option Warrants as contemplated by the Option Warrants, will be validly issued, fully paid, and non-assessable common shares in the capital of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ O’NEILL LAW LLP

O’NEILL LAW LLP*

* O’Neill Law LLP is a member of Northwest Law Group